UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2019

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10900 Wilshire Blvd., Suite 600, Los Angeles, California 90024
(Address of principal executive offices, including zip code)

(310) 388-6706
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CDXC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.

On November 12, 2019, ChromaDex Corporation (the “Company”) entered into a business financing agreement (the “Agreement”) with Western Alliance Bank (the “Lender”), in order to establish a formula based revolving credit line pursuant to which the Company, and the Company’s wholly owned subsidiaries, ChromaDex, Inc., a California corporation, ChromaDex Analytics, Inc., a Nevada corporation and Healthspan Research, LLC, a Delaware limited liability company (together with the Company, the “Borrowers”), may borrow an aggregate principal amount of up to $7,000,000, subject to the terms and conditions of the Agreement. The Borrowers intend to use the proceeds received under the Agreement for working capital needs and to fund general business requirements. Upon execution of the Agreement, the Borrowers paid a $35,000 facility fee and a $900 due diligence fee to Lender.

The interest rate will be calculated at a floating rate per month equal to (a) the greater of (i) 4.75% per year or (ii) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced by Lender as its Prime Rate, plus (b) 1.50 percentage points, plus an additional 5.00 percentage points during any period that an event of default has occurred and is continuing. The Borrowers’ obligations under the Agreement are secured by a security interest in substantially all of the Borrowers’ current and future personal property assets, including intellectual property.

Any borrowings, interest or other fees or obligations that the Borrowers owe Lender pursuant to the Agreement (the “Obligations”) will be become due and payable on November 12, 2021 (the “Maturity Date”). If the Agreement is terminated prior to November 12, 2020, Borrowers will pay a termination fee of $70,000 to Lender (the “Termination Fee”), provided that such Termination Fee will be waived in the event that Borrowers refinance with Lender or its affiliates. The Borrowers will also pay the Lender (a) an annual facility fee, (b) a fee upon the issuance of each letter of credit, (c) fees for any cash management services provided by Lender and (d) an annual due diligence fee.

The Agreement includes quick ratio and minimum liquidity financial covenants.

The Borrowers are also subject to a number of affirmative and restrictive covenants, including covenants regarding delivery of financial statements, maintenance of inventory, payment of taxes, maintenance of insurance, dispositions of property, business combinations or acquisitions and incurrence of additional indebtedness, among other customary covenants. Upon the occurrence of certain events, including but not limited to the Borrowers’ failure to satisfy payment obligations under the Agreement, the breach of certain of Borrowers’ other covenants under the Agreement, or the occurrence of a material adverse change, Lender will have the right, among other remedies, to declare all Obligations due and payable.

The Borrowers may terminate the Agreement prior to the Maturity Date at any time upon notice to Lender and payment in full of the Obligations.

The foregoing is only a summary of the material terms of the Agreement, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: November 12, 2019

	By:	/s/ Kevin M. Farr
Name: Kevin M. Farr
Chief Financial Officer